For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

EMBARGO UNTIL 4:00 p.m. EST
        March 25, 2003

Photronics Focused on Returning to Profitability by July 2003
Site Closure in Phoenix, Arizona Streamlines North American Operating Network
Global Work Force Reduced by 10% to 12%

BROOKFIELD, Connecticut    March 25, 2003 -- Photronics, Inc. (Nasdaq:PLAB), the leading worldwide sub-wavelength reticle solutions supplier, announced today its plans to further streamline its operating infrastructure in North America by ceasing the manufacture of photomasks at its Phoenix, Arizona facility.  The Company's global work force will be reduced by approximately 10% to 12%, with the majority of eliminated positions resulting from the Company's decision to cease manufacturing photomasks in its Arizona facility and reducing its infrastructure in North America with current business levels.

Photronics will record an after tax charge of between $36.0 million and $40.0 million, or an estimated $1.12 and $1.25 per diluted share, in the fiscal quarter ending May 4, 2003, in connection with these plans.  Approximately 85% of the charge will be attributed to non-cash items.  As implemented, the Company expects to recover all related charges in less than a two year period through lower operating costs and increased manufacturing efficiencies.

Daniel Del Rosario, Photronics' Chief Executive Officer stated, "Photronics remains strongly committed to its North American customers, many of whom have played a vital role in the Company's success over the course of its 15 year history as a public company.  Our reputation for customer service and record of profitability has always been a great source of pride to our employees, management team and shareholders.  It is our goal to return to profitability by the end of the July quarter this year and we believe that the cost reductions we are announcing today will enable us to achieve this objective."  He added, "Technology, as it relates to semiconductor designs at and below 130 nanometers, and strategic investments in our Asian, European and North American manufacturing networks will be the key growth drivers for our Company over the next 18 to 24 months.  Nearer-term economic and geo-political conditions continue to generate a cautious outlook on the part of all customers, as they aggressively manage their inventories and the roll out of new semiconductor designs.  Until our market intelligence concludes that both corporate and consumer confidence have significantly improved, we are conditioning our global team to effectively operate in a business environment likely to remain challenging.  By strengthening Photronics' commitment to its core values of flexibility, service, performance and efficiency, we believe that our Company will emerge from the current cyclical downturn as a stronger and more efficient supplier of reticle technologies."

Paul J. Fego, President and Chief Operating Officer commented, "Simultaneous to our restructuring, the management team is evaluating the best way to re-engineer the global manufacturing and service organizations and the corporate support structures necessary to support them.  Additionally, we have been closely evaluating and implementing ways with which we can automate our business processes.  I expect that we will see the benefits from our innovative activities in this area that will help Photronics pass along new efficiencies to its customers throughout the year."  Mr. Fego added, "Today's announcement, which involves loyal and valued employees is never easy.  While we believe that North America will be the center of high performance integrated circuit design activity, the fabrication of these devices will largely be done in Asia.  This is a fundamental shift in our business model to which we must adapt if Photronics is to grow with its global customers, create new opportunities for our employees, and generate returns for its shareholders."

Photronics will be hosting its fifth annual analyst and media meeting tomorrow morning, Wednesday, March 26th at 8:30 a.m. Eastern Time at the Hotel Inter-Continental in New York.  It will be web cast and can be accessed by logging onto Photronics' site at www.photronics.com/internet/investor/investor.htm, then clicking on the Analyst Meeting button.  The session will be archived until Photronics reports fiscal 2003 second quarter results the week of May 19, 2003.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements in this release are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.   All forward-looking statements involve risks and uncertainties.   In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company.   These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.   Factors that might affect such forward-looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company's products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company's ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company's SEC filings from time to time.   Any forward-looking statements should be considered in light of these factors.   The Company assumes no obligation to update the information in this release.

03-06